Exhibit 4.2

THE HOWARD HUGHES CORPORATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 16, 2017

to

INDENTURE

Dated as of October 2, 2013

6.875% Senior Notes due 2021

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of March 16, 2017, between The Howard Hughes Corporation, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Indenture.

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of October 2, 2013, between the Company and the Trustee (the “Indenture”), providing for the issuance of an unlimited amount of 6.875% Senior Notes due 2021 (the “Notes”);

WHEREAS, the Company has offered to purchase for cash any and all outstanding Notes (the “Tender Offer”) pursuant to an Offer to Purchase and Consent Solicitation Statement dated March 2, 2017;

WHEREAS, pursuant to the Tender Offer, the Company also has requested that Holders of the Notes deliver their consents (the “Consents”) with respect to certain amendments to the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding  (other than Notes owned by the Company or by any Affiliate of the Company) (the “Outstanding Notes”) voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes);

WHEREAS, the Holders of a majority of the aggregate principal amount of Outstanding Notes have duly consented to the proposed amendments set forth in this First Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of resolutions of the Board of Directors of the Company authorizing the execution of this First Supplemental Indenture, (ii) evidence of the consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officer’s Certificate and the Opinion of Counsel described in Section 12.03 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make this First Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this First Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows.

ARTICLE ONE
AMENDMENTS

SECTION 1.01.  Amendments.  Subject to Section 2.01 hereof, the Indenture is hereby amended by:

(a) deleting the following provisions and all references thereto (including in the Table of Contents) in their entirety:

•                  Section 4.03. Reports

•                  Section 4.05. Compliance Certificates

•                  Section 4.06  Payment of Taxes

•                  Section 4.08  Restricted Payments

•                  Section 4.09  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

•                  Section 4.10  Incurrence of Indebtedness and Issuance of Preferred Stock

•                  Section 4.11  Asset Sales

•                  Section 4.12  Transactions with Affiliates

•                  Section 4.13  Liens

•                  Section 4.14  Permitted Business Activities

•                  Section 4.16  Future Guarantors

•                  Section 4.17  Designation of Restricted and Unrestricted Subsidiaries

•                  Clauses (3), (4) and (5) of Section 5.01(a)

•                  Clauses (5), (6) and (7) of Section 6.01(a)

(b) replacing the references in Section 3.02(a) and Section 3.03(a) to “30 days” with “two Business Days”; and

(c) replacing the references in Section 3.01 and Section 3.03(c) to “10 Business Days” with “two Business Days”.

Effective as of the date hereof, none of the Company, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections or clauses and such deleted Sections or clauses shall not be considered in determining whether a Default or Event of Default has occurred or whether the Company has observed, performed or complied with the provisions of the Indenture.

SECTION 1.02.  Amendment of Definitions.  Subject to Section 2.01 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.01 hereof.

ARTICLE TWO
MISCELLANEOUS

SECTION 2.01.  Effect of Supplemental Indenture.  Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects.  From and after the date of this First Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this First Supplemental Indenture.  This First Supplemental Indenture shall become operative at such time as, and only if, the Company accepts for payment, pursuant to the Tender Offer, Consents of the Holders of a majority in aggregate principal amount of the Outstanding Notes.

SECTION 2.02.  Trustee’s Acceptance.  The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

SECTION 2.03.  GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 2.04.  Counterparts.  The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.05.  Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 2.06.  The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.  The Trustee does not have any liability or responsibility for any amendment set forth herein, the effect thereof or for evaluating such amendment or effect and any indemnity or protection afforded the Trustee under the indenture shall apply to this Supplemental Indenture.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date hereof.

The Company:

THE HOWARD HUGHES CORPORATION

By:		/s/ David O’ Reilly
	Name:	David O’ Reilly
	Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:		/s/ Maddy Hughes
	Name:	Maddy Hughes
	Title:	Vice President

[Signature Page to First Supplemental Indenture]